EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 3, 2010, with respect to the statements of condition including the related portfolios of Closed-End Strategy:
Master Municipal Income Portfolio - California Series 12 and Closed-End
Strategy: Master Municipal Income Portfolio - New York Series 12 (included in Van Kampen Unit Trusts, Series 1021) as of September 3, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-168270) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP

New York, New York
September 3, 2010